Exhibit 99.1

MICROFLUIDICS INTERNATIONAL CORPORATION ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

—Company Reports 30% Revenue Increase Over the Prior Year’s Comparable Period

—Conference Call Today at 8:30 a.m.—

Newton, MA, August 10, 2010 - Microfluidics International Corporation (OTCBB: MFLU), today reported unaudited financial results for the second quarter ended June 30, 2010.

Second Quarter and Recent Accomplishments:

•                  Generated $4.5 million in revenue for the second quarter, a 30% increase over the same period in 2009

•                  Generated net income for the second quarter of $143,000 or $0.01 per share, compared to a loss of $177,000, or $0.02 per share, in the second quarter of 2009

•                  Achieved $396,000 in earnings before interest, taxes, depreciation and amortization (EBITDA)

•                  Achieved 64% gross margin

•                  Began to ship the LV1 low volume Microfluidizer® in the quarter

“The second quarter of 2010 marks the fourth consecutive quarter that Microfluidics has generated net income and consistently achieved our 60% gross margin target,” said Michael C. Ferrara, President and Chief Executive Officer of Microfluidics. “In addition, we currently have more new products available than ever before in the history of the Company. I’m pleased with the second quarter and first half of 2010.”

“We are extremely pleased to announce another positive quarter leading to an excellent first half of the year,” said Peter Byczko, Vice President of Finance and Chief Accounting Officer. “Our financial results reflect demand for our technology which enabled the Company to achieve better operating margins.  We have improved our working capital efficiency over last year creating positive cash flow and strengthening our balance sheet.”

Second Quarter Financial Results:

Revenues for the three months ended June 30, 2010 were $4.5 million, an increase of $1.0 million, or 30%, as compared to revenues of $3.5 million for the three months ended June 30, 2009. North American revenues were $2.4 million, an increase of 58%, as compared to $1.5 million in the second quarter of 2009. Foreign revenues were $2.1 million, an increase of $148,000, or 7.7%, from $1.9 million for the second quarter of 2009. The increase in revenues is principally attributable to an increase in the sale of lab machines and spare parts.  Our gross margin increased to 64% in the second quarter of 2010. Net income was $143,000, or $0.01 per diluted share, for the three months ended June 30, 2010 as compared to a net loss of $177,000, or $0.02 per diluted share, for the same period in 2009.

EBITDA was $396,000 for the three months ended June 30, 2010 compared with a $48,000 EBITDA for the same period in 2009.  EBITDA is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP).  A reconciliation of GAAP net income to Non-GAAP EBITDA is provided in the financial tables that accompany this release and is discussed under the section below titled “Non-GAAP Financial Measures.”

Year to Date Financial Results:

Revenues for the six months ended June 30, 2010 were $8.8 million, an increase of $1.8 million, or 26%, as compared to revenues of $7.0 million for the six months ended June 30, 2009. Net income was $249,000, or $0.02 per diluted share, for the six months ended June 30, 2010 as compared to an $867,000 net loss, or $0.08 per diluted share, for the same period in 2009.

EBITDA was $762,000 for the six months ended June 30, 2010 compared with a $420,000 negative EBITDA for the same period in 2009.

Live Webcast:

Microfluidics International Corporation will host a webcast on Tuesday, August 10, 2010 at 8:30 a.m. Eastern Time. Participants are invited to attend the call by visiting www.microfluidicscorp.com or by dialing 866-730-5767 (within the United States) or 857-350-1591 (outside the United States). The pass code for participants is 17982013.

A replay will be available approximately two hours after the live call through August 18, 2010. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The pass code for participants is 45623626. A replay will also be posted on the Company’s website approximately two hours after the live call and will be available for a period of 30 days.

About Microfluidics International Corporation

Microfluidics International Corporation designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics, nutraceutical/food, energy and academics. The Company applies its 20 plus years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available and has provided manufacturing systems for nanoparticle products for more than 15 years.

Microfluidics is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticle and other materials processing and production.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with GAAP within this release, the Company may reference certain information that is considered a non-GAAP financial measure, including EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization.  Management believes these measures are useful and relevant to management for operational planning and decision making purposes, and informative to investors in their analysis of the Company’s underlying business and operating performance. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: our ability to access sufficient working capital, including from our revolving line of credit; our continued compliance with the representations, warranties and covenants under our existing convertible debenture and revolving line of credit; our history of losses, which includes net losses in four of the last five fiscal years; the timing and size of customer orders for our products; the adoption, timing and performance of new technology and products developed by us; changes and advances in technology that may make our products obsolete or reduce demand for our products; our ability to protect and maintain the confidentiality of our intellectual property; our ability to retain key members of our management team; risks related to the biotechnology and pharmaceutical industries due to the substantial portion of our income derived from these industries, including health care regulation, industry consolidation, uncertainty in technology changes and patent expirations, and reductions and delays in expenditures in research and development; changes in governmental rules and regulations, including health care and those regulating the exportation of goods; and general economic and business conditions, including those adversely effecting the pharmaceutical and biotechnology industries. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, see Item 1A, “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and our other periodic reports filed with the SEC. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made. We are providing this information as of this date, and we do not undertake to update the information included in this presentation, whether as a result of new information, future events or otherwise.

—Financial Charts to Follow—

MICROFLUIDICS INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$4,512	$3,469	$8,827	$7,028
Cost of sales	1,627	1,493	3,358	3,146
Gross profit	2,885	1,976	5,469	3,882

Operating expenses:
Research and development	509	410	976	868
Selling	1,076	926	2,131	2,147
General and administrative	979	676	1,749	1,455
Total operating expenses	2,564	2,012	4,856	4,470

Income (loss) from operations	321	(36)	613	(588)
Interest expense	(178)	(142)	(364)	(282)
Interest income	—	1	—	3
Net income (loss)	$143	$(177)	$249	$(867)

Net income (loss) per common share:
Basic	$0.01	$(0.02)	$0.02	$(0.08)
Diluted	$0.01	$(0.02)	$0.02	$(0.08)
Weighted average number of common and common equivalent shares outstanding:
Basic	10,413,615	10,371,782	10,407,115	10,371,205
Diluted	10,612,677	10,371,782	10,615,769	10,371,205

MICROFLUIDICS INTERNATIONAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited - in thousands, except share and per share amounts)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,949	$2,185
Accounts receivable, net of allowance of $38 and $44 on June 30, 2010 and December 31, 2009, respectively	2,957	2,571
Inventories	2,683	2,916
Prepaid and other current assets	334	280
Total current assets	7,923	7,952

Property and equipment, net	757	891
Other non-current assets	442	535

Total assets	$9,122	$9,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$828	$545
Accrued expenses	1,474	1,727
Customer advances	459	1,137
Total current liabilities	2,761	3,409

Long-term liabilities:
Convertible debt	4,707	4,679
Total liabilities	7,468	8,088

Stockholders’ equity:
Common stock; $.01 par value; 30,000,000 and $30,000,000 shares authorized; 10,649,728 and 10,630,228 shares issued; 10,414,282 and 10,394,782 shares outstanding as of June 30, 2010 and December 31, 2009, respectively	106	106
Additional paid-in capital	18,369	18,254
Accumulated deficit	(16,152)	(16,401)
Treasury stock, 235,446 shares, at cost, as of June 30, 2010 and December 31, 2009	(669)	(669)
Total stockholders’ equity	1,654	1,290
Total liabilities and stockholders’ equity	$9,122	$9,378

MICROFLUIDICS INTERNATIONAL CORPORATION

U.S. GAAP To Non-GAAP Measure Reconciliations and

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Description	2010	2009	2010	2009

Net income (loss)	$143	$(177)	$249	$(867)

Net interest expense	178	142	364	282
Depreciation and amortization	75	83	149	165

EBITDA (Non-GAAP Measure)	$396	$48	$762	$(420)